UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2016

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Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 9, 2015, Premier Exhibitions, Inc. (the “Company”) entered into a Secured Promissory Note and Guarantee (the “Note”) with Mr. Yanzi Gao as agent for the lenders listed therein (the “Lenders”), with an aggregate principal sum not to exceed US$5,000,000. The Note provides that the Company will make draws of: (i) $1,000,000 on or before December 10, 2015; (ii) $1,000,000 within five business days after delivering written notice to the Lenders requesting the second draw, on or before December 18, 2015; and (iii) $1,000,000 within five business days after delivering written notice to the Lenders requesting the third draw, on or before December 31, 2015, provided in each case there is no event of default under the Note. The Note provides the Company may request an additional advance in the amount of $2,000,000 at any time during the term of the Note, provided the Lenders shall have the option to grant or deny the request in their sole and absolute discretion. The proceeds of the Note shall be used in the normal course of the Company’s business operations.

On January 4, 2016, the Company agreed to delay the second draw until January 15, 2016, and the third draw until January 28, 2016. Interest on these amounts would not accrue until the amounts were received by the Company. The Note otherwise remained unchanged and in full effect.

While the first $1,000,000 draw was timely made in accordance with the terms of the Note, the Company did not receive the $1,000,000 draw that was scheduled for January 15, 2016, and has not received the draw to date. The Company has provided notice to the Lenders of the failure to deliver this draw in accordance with the terms of the Note, and is in discussions with the Lenders to determine when and if the funds will be delivered to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By: /s/ Michael Little
Michael Little
Chief Financial Officer and Chief Operating Officer

Date: January 21, 2016